Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference, in the Form S-1 Registration Statement of Chino Commercial Bancorp, of our report dated March 30, 2011 accompanying the consolidated financial statements of Chino Commercial Bancorp and subsidiary as of December 31, 2010 and 2009 and for the years then ended, contained in the annual report on Form 10-K, as amended.

We also consent to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in the Form S-1.

/s/ Hutchinson and Bloodgood LLP
Glendale, CA

September 16, 2011